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                                   EXHIBIT 11
                Statement Re: Computation of Per Share Earnings

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                                   EXHIBIT 11

                             Haverfield Corporation
                       Computation Of Per Share Earnings
                (Dollars in thousands, except per share amounts)

                                                                Year Ended December 31,
                                     --------------------------------------------------------------------------
                                              1996                      1995                      1994
                                     ----------------------    ----------------------    ----------------------
                                                    Fully                     Fully                     Fully
                                      Primary      Diluted      Primary      Diluted      Primary      Diluted
                                     ---------    ---------    ---------    ---------    ---------    ---------
Net income:
 Net income per consolidated
  financial statements                  $1,507       $1,507       $1,995       $1,995       $1,700       $1,700
 Plus interest savings, net of tax
  effect, assuming conversion
  of convertible subordinated
  debentures (1)(3)                          -            -            -            -            -          152
                                     ---------    ---------    ---------    ---------    ---------    ---------
Net income                              $1,507       $1,507       $1,995       $1,995       $1,700       $1,852
                                     =========    =========    =========    =========    =========    =========

Weighted-average shares:
 Weighted-average number of
  common shares outstanding          1,901,094    1,901,094    1,883,795    1,883,795    1,662,018    1,663,954
 Additional shares, as determined
  by application of the treasury
  stock method, assuming exercise
  of stock options (2)                       -            -            -            -            -       31,736
 Additional shares, assuming
  conversion of convertible
  subordinated debentures at
  conversion price of $14.77 (1)(3)          -            -            -            -            -      222,387
                                     ---------    ---------    ---------    ---------    ---------    ---------
 Weighted-average common shares
  and common equivalent shares
  outstanding                        1,901,094    1,901,094    1,883,795    1,883,795    1,662,018    1,918,077
                                     =========    =========    =========    =========    =========    =========
Net income per common share              $ .79        $ .79        $1.06        $1.06        $1.03        $ .96
                                     =========    =========    =========    =========    =========    =========

(1) The convertible subordinated debentures are not common stock equivalents for computing primary earnings per share.

(2) The stock options are not dilutive for the years ended December 31, 1996, and December 31, 1995.

(3) The convertible subordinated debentures used in the computation of fully diluted amounts were all redeemed during the fourth quarter of 1994.
